Exhibit 99.1

OCI Partners LP Receives Buyout Offer from OCI N.V.

Nederland, Texas, December 6, 2016 – OCI Partners LP (NYSE: OCIP), a Delaware limited partnership (“OCI Partners”), announced today that its board of directors has received a proposal from OCI N.V. (Euronext: OCI) (“OCI”) pursuant to which OCI would acquire all publicly held common units of OCI Partners in exchange for OCI N.V. shares. OCI currently owns 79.88% of issued and outstanding common units of OCI Partners.

OCI is proposing an exchange ratio of 0.5200 OCI N.V. shares for each publicly-held unit of OCI Partners, (the “Exchange Ratio”), as part of a transaction that is to be effected through a merger of OCI Partners with a wholly-owned subsidiary of OCI. In exchange, OCI will offer 9.10 million newly issued OCI N.V. shares, to be admitted to listing on Euronext Amsterdam, representing approximately 4% of total OCI shares currently outstanding. The proposed Exchange Ratio represents a value of approximately $7.80 per unit to OCI Partners minority shareholders based on the closing price of OCI as of 5 December 2016.

The proposed transaction is subject to the negotiation and execution of a definitive agreement and approval of such definitive agreement and transactions contemplated thereunder by the board of directors of OCI N.V., the board of directors of the general partner of OCI Partners (the “OCIP Board”) and a Conflicts Committee to be established by the OCIP Board, and would be subject to customary closing conditions. There can be no assurance that any such approvals will be forthcoming, that a definitive agreement will be executed or that any transaction will materialize.

About OCI Partners LP

OCI Partners LP owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, that our business plans may change as the methanol and ammonia industry and markets warrant, decreases in the demand for methanol, ammonia and their derivatives and our inability to obtain economically priced natural gas and other feedstocks, our inability to successfully implement our business strategies due to changes in governmental regulations or otherwise, the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility), the timing and length of planned and unplanned downtime, the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Additional Information and Where to Find It

This communication relates to a proposed business combination between the Company and the Partnership. In connection with the proposed transaction, if the parties enter into a definitive agreement, the Company and/or the Partnership expect to file a proxy statement/prospectus and other documents with the SEC. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to unitholders of the Partnership. Investors and security holders will be able to obtain these materials (if and when they are available) free of charge at the SEC’s website, www.sec.gov. In addition, copies of any documents filed with the SEC may be obtained free of charge from the Partnership’s internet website for investors at http://ocipartnerslp.com, and from the Company’s investor relations website at http://www.oci.nl/investor-relations/. Investors and security holders may also read and copy any reports, statements and other information filed by the Company and the Partnership with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participation in the Solicitation of Votes

The Company and the Partnership and their respective directors and executive officers may be considered participants in any solicitation of proxies in connection with the proposed transaction. Information regarding the Partnership’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 24, 2016. Information regarding the Company’s executive and non-executive directors can be found in the OCI NV Annual Report for 2015 filed on April 29, 2016 and available on OCI’s website at www.oci.nl under the heading “Investor Relations”. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement/prospectus and other relevant materials filed with the SEC if and when they become available.

###

Contacts:

Omar Darwazah

Director of Investor Relations & Strategy

Phone: +1 917-434-7734

omar.darwazah@oci.nl